EXHIBIT 99.1

GAMG COMPLETES ACQUISITION OF AMT MANAGEMENT LLC AND APPOINTS MICHAEL TAYLOR AS PROPERTY MANAGEMENT EXECUTIVE

Strategic Share Exchange Expands GAMG’s Washington, D.C. Multifamily Platform and Aligns Long-Term Leadership Through Equity-Based Compensation Structure

Rockville, Maryland – March 4, 2026 – Global Asset Management Group, Inc. (OTC: GAMG) (“GAMG” or the “Company”) today announced the completion of a Share Exchange Agreement pursuant to which GAMG acquired 100% of the issued and outstanding membership interests of AMT Management LLC (“AMT”), a Washington, D.C.-based property management company. The transaction was completed in accordance with the executed Share Exchange Agreement and related documents.

Under the terms of the agreement, GAMG acquired all membership interests of AMT in exchange for 200,000 shares of GAMG common stock. The shares issued are duly authorized, fully paid, and non-assessable, and carry the same rights and privileges as all other outstanding shares of GAMG common stock.

Strategic Expansion of Property Management Platform

AMT Management LLC will operate as a wholly owned subsidiary of GAMG and will oversee the management and expansion of GAMG’s Washington, D.C. area multifamily real estate assets. The acquisition strengthens GAMG’s vertically integrated real estate strategy by bringing property management operations in-house, enhancing operational efficiencies, and supporting long-term asset value creation.

As part of the transaction, Michael Taylor has been appointed as Owner’s Representative for GAMG. In this role, he will oversee the growth and expansion of AMT and supervise property management personnel responsible for day-to-day operations.

Long-Term Equity Alignment

Mr. Taylor’s compensation structure reflects GAMG’s long-term, shareholder-aligned philosophy. Under the five-year initial employment term (with renewal provisions), base compensation is structured entirely through Non-Qualified Stock Options (NQSOs) issued under GAMG’s equity incentive plan and increasing incrementally as the managed portfolio grows. Severance provisions, if applicable, are likewise structured in equity-based NQSOs, reinforcing long-term value alignment.

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This structure ensures that executive compensation is directly tied to GAMG’s share performance and growth trajectory.

Transaction Highlights

•	Acquisition of 100% of AMT Management LLC
•	200,000 GAMG common shares issued in exchange
•	Establishment of AMT as a wholly owned subsidiary
•	Five-year executive employment term with equity-based compensation
•	Expansion of GAMG’s vertically integrated multifamily real estate strategy in the Washington, D.C. market

Forward-Looking Strategy

GAMG continues to pursue a disciplined acquisition and vertical integration strategy across real estate, asset management, and related operating platforms. The addition of AMT enhances the Company’s ability to manage, expand, and optimize multifamily assets in core metropolitan markets.

About Global Asset Management Group, Inc.

Global Asset Management Group, Inc. is a publicly traded diversified holding company focused on strategic acquisitions and operational growth across multiple sectors. The Company is dedicated to disciplined expansion, strong governance, and delivering long- term value for its shareholders through thoughtful capital allocation and operational execution.

Investor Relations Contact:

Global Asset Management Group, Inc.

51 Monroe Street, Suite 1505

Rockville, MD

Email: info@gamg.us

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